Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
	CONTACT:	CHARLES J. KESZLER
(972) 770-6495
		Fax:	(972) 770-6411

LONE STAR TECHNOLOGIES ANNOUNCES SPECIAL MEETING AND RECORD DATES

Dallas, TX, May 7, 2007 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) announced today that on May 4, 2007 its Board of Directors called a special meeting of shareholders to vote on the proposal to adopt the Agreement and Plan of Merger pursuant to which Lone Star would be acquired by United States Steel Corporation for a cash consideration of $67.50 per share.  The special meeting will be held at 8:30 a.m., C.D.T., on June 14, 2007 at 2200 Ross Avenue, Suite 2800, Dallas, Texas.  The Board of Directors of Lone Star has fixed the close of business on May 15, 2007 as the record date for shareholders entitled to receive notice of and to vote at the special meeting.  Completion of the merger is subject to approval of Lone Star’s shareholders and customary closing conditions, including Hart-Scott-Rodino regulatory approval or the expiration of the applicable waiting period.

This document contains forward-looking statements based on assumptions that are subject to a wide range of business risks, including consummation of the merger being dependent on the satisfaction of customary closing conditions, including the obtainment of the approval of Lone Star Technologies, Inc.’s shareholders and any required regulatory approvals.  There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION

In connection with the proposed merger, Lone Star intends to file a proxy statement and related materials concerning the transaction with the U. S. Securities and Exchange Commission, or SEC.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE.  Once available, Lone Star will mail the definitive proxy statement and other related materials to its shareholders.  When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by Lone Star with the SEC) at the SEC’s website, http://www.sec.gov, and at Lone Star’s website, http://www.lonestartech.com.

Participant Information

Lone Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Lone Star shareholders in connection with the proposed merger.  Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Lone Star’s 2007 annual meeting of shareholders filed with the SEC on March 15, 2007 and a Form 10-K filed by Lone Star with the SEC on February 28, 2007, both of which are available free of charge from the SEC and Lone Star at their websites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Lone Star with the SEC and which will be available free of charge from the SEC and Lone Star at their websites, as indicated above.